Exhibit 5.1

November 24, 2009

SVB Financial Group

3003 Tasman Drive

Santa Clara, CA 95054

Re:        Registration Statement on Form S-3

Ladies and gentlemen:

We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on November 16, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 8,970,000 shares of your common stock (the “Shares”) and associated preferred stock purchase rights (the “Rights”). We understand that the Shares and associated Rights are to be sold to the underwriters for resale to the public as described in the prospectus filed pursuant to Rule 424(b) under the Act. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares and associated Rights.

The opinions hereinafter expressed are subject to the following qualifications: (1) that board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Amended and Restated Preferred Stock Rights Agreement (the “Rights Agreement”); and/or (2) that the opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement and the Registration Statement, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and non-assessable.

SVB Financial Group

November 24, 2009

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati